November 17, 1998



Adele B. Reiter, Esq.
PO Box 269
Hurley, NY 12443


Dear Ms. Reiter:

This letter agreement outlines the terms and conditions of your employment by The WellCare Management Group, Inc. ("WellCare" or the "Company") as Vice President of Legal and Governmental Affairs. You represent and warrant that you are an attorney licensed to practice in New York State and in good standing in all jurisdictions in which you are licensed as an attorney and that there are no disciplinary or censure proceedings pending against you. You further represent and warrant that you will advise the Company immediately in the event your license is suspended or revoked in any jurisdiction or in the event a disciplinary or censure proceeding is commended against you.

1. You will report directly to the President/CEO of the Company. Your duties shall include, but not be limited to, supervision of the Legal Department, Medicare, Medicaid and Child Health Plus Departments.

2. Your salary will be $5,000.00 per biweekly pay period ($130,000.00 on an annualized basis), less applicable withholdings and deductions, payable in accordance with WellCare's normal payroll practices. Your salary will be reviewed annually and may be increased at the sole discretion of WellCare. You will devote your full time and effort to the business affairs of WellCare.

3. You will be eligible to receive a discretionary annual bonus. The issuance and amount of this bonus, if any, is not guaranteed and shall be determined at the sole discretion of WellCare. You must be actively employed by WellCare on the day bonus payments are made to be eligible to receive a bonus.

4. You will be eligible to participate in the benefit plans of the Company as such are available to other employees of similar rank and authority, including the Executive Life Insurance Plan and the Executive Long-Term Disability Plan, in accordance with the terms of the applicable plan documents, subject to the company's right to amend, modify and/or terminate any or all of its benefit plans at any time in its sole discretion. WellCare will provide you with and pay for the costs of Employed Lawyers Professional Liability Insurance in a minimum of $2,000,000 during your employment with the Company. You will also receive Continuing Legal Education costs and professional society dues in the amount of $3,000 per annum at the Company's expense to be paid by the Company throughout the year upon presentation of enrollment forms or documentation of expenses.


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5.   While employed by the company,  the Company shall provide you with five (5)
     weeks vacation time per annum, subject to the Company's policy regarding accrual of vacation time. Any vacation time described in this Paragraph 5 may be taken at such times and in such period consistent with Company policy and business necessity.

6. You will receive a monthly car allowance in the amount of $500.00, less applicable withholdings and deductions, in accordance with the terms and conditions of the Vehicle Allowance Policy. You are fully responsible for having a reliable vehicle, in good running order, condition and appearance, for work at WellCare. You are fully responsible for the monthly payments that may be associated with this vehicle as well as other expenses, including but not limited to maintenance, insurance, and gasoline. Mileage incurred as a direct result of travel on behalf of WellCare shall be reimbursable by WellCare in accordance with Company policy.

7. The Company shall reimburse you for all reasonable expenses incurred or paid by you in connection with, or related to, the business of the Company and the performance of your duties or responsibilities as described herein, upon presentation of the appropriate documentation, expense statements, vouchers and/or such other supporting information as the Company may reasonably request.

8. Your employment shall be subject to the rules and regulations of the Company, including but not limited to, the policies and procedures contained in the WellCare policy and procedure manual, and subject to WellCare's right to amend, modify and/or terminate any or all of its policies and procedures at any time. You are also required to comply with all applicable legal, regulatory, and ethical requirements.

9. This letter agreement is not a guarantee of employment for a specific period of time. Your employment by the Company is (at will), which means that either you or the Company may terminate your employment at any time, for any reason. In the event you exercise your rights under this Paragraph 9 to terminate your employment with WellCare, you shall provide 30 days prior written notice to the Company.

10. If your employment is terminated by the Company without Cause, as defined below, you shall have no right to receive any compensation or benefits hereunder on and after the effective date of termination other than (i) six months' salary, at the rate in effect at the time of termination, less applicable withholdings and deductions, payable biweekly, in accordance with the Company's normal payroll practices, provided you execute a waiver and release agreement prepared by WellCare at that time; (ii) continuation of your group health and dental insurance coverage, pursuant to COBRA, if eligible, at the active employee rate and Executive Life Insurance and Long-Term Disability Plans, for a period of (a) 6 months from the date of your termination of employment, provided you execute a waiver and release agreement prepared by WellCare at that time; and (iii) salary and unused vacation earned and accrued prior to the effective date of termination.

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11.  If your  employment  is  terminated  by the Company  for Cause,  as defined below, or you voluntarily resign your employment with the Company, you shall have no right to receive any compensation or benefits hereunder on and after the effective date of termination other than salary and unused vacation earned and accrued prior to the effective date of termination. In the event of your death or "disability", as defined in the Company's Long-Term Disability Plan, you shall have no right to receive any compensation or benefits hereunder after the last day of your active employment with the Company, except that the Company shall pay to your estate, designated beneficiaries, or legal representatives, as applicable, salary and unused vacation earned and accrued as of your last day of active employment with the Company.

12. For purposes of this Agreement, "Cause" means (i) the loss or suspension of your license to practice law in any jurisdiction; (ii) a violation of any disciplinary rule, standard or canon of professional ethics; (iii) a conviction or plea of guilty or nolo contendere to a felony, a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the business of the Company; (iv) a material violation of Company policy or procedure; (v) in the performance of your duties hereunder you engage in (A) willful misconduct, (B) willful or gross neglect, (C) fraud, (D) misappropriation, (E) embezzlement or (F) theft;
     (vi) you breach this Agreement in any material respect and fail to cure the breach within 30 days of written notice by WellCare or; (vii) you are adjudicated in any civil suit, or acknowledge in writing in any agreement or stipulation, the commission of any theft, embezzlement, fraud, or other act of dishonesty involving the Company.

13. All confidential information that you may now possess, may obtain during or after your employment with WellCare or may create during your employment with WellCare, and all other confidential information relating to the business of WellCare or of any affiliated entity of WellCare, shall not be published by you, disclosed or made accessible by you to any other person, firm, corporation or entity or otherwise used by you either during or after your employment, except, during your employment, in the business of and for the benefit of WellCare.

14. The company agrees to indemnify you with respect to matters arising in connection with your employment by the Company to the fullest extent permitted by the New York Business Corporation Law.

15. This Agreement constitutes the entire understanding and contains a complete statement of all the agreements between you and WellCare and supersedes all prior to contemporaneous verbal or written agreements, understandings or communication, including that certain Letter of Understanding between you and WellCare Management Group, Inc. dated April 24, 1995, as amended. Any subsequent agreement or representation shall not be binding on WellCare unless contained in a writing signed by you and the President/CEO of the Company.


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16.  This Agreement shall be governed by, construed, interpreted and enforced in accordance with the laws of the State of New York without regard to principles of conflicts of law.

Please indicate your agreement to these arrangements by signing below.

                                        Very truly yours,

                                        /s/ Joseph R. Papa
                                        ---------------------------
                                            Joseph R. Papa
                                            President/CEO


Accepted & Agreed:

/s/ Adele B. Reiter, Esq.
-------------------------
    Adele B. Reiter, Esq.


Date:
     --------------------


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